Exhibit 3.2

CERTIFICATE OF INCORPORATION

OF MAGNACHIP SEMICONDUCTOR CORPORATION

a Delaware Corporation

ARTICLE FIRST

The name of the Corporation is MagnaChip Semiconductor Corporation (the “Corporation”).

ARTICLE SECOND

The address of the registered office of the Corporation in the State of Delaware is 615 S. DuPont Highway, in the City of Dover, County of Kent. The name of the registered agent at that address is National Corporate Research, Ltd.

ARTICLE THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware (“DGCL”).

ARTICLE FOURTH

(a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 155,000,000 shares consisting of:

(i) 150,000,000 shares of Common Stock, with a par value of $0.01 per share (the “Common Stock”); and

(ii) 5,000,000 shares of Preferred Stock, with a par value of $0.01 per share (the “Preferred Stock”).

(b) The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate of designations (“Preferred Stock Designations”) pursuant to the DGCL, to establish from time to time the number of shares to be included in each such series, and to fix the voting rights, if any, designation, powers, preferences and rights of each such series and any qualifications, limitations or restrictions thereon. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the Certificate of Incorporation or Preferred Stock Designations.

(c) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. No stockholder of the Corporation shall be entitled to exercise any right of cumulative voting. Except as may otherwise be provided in this Certificate of Incorporation, in one or more Preferred Stock Designations (excluding the right to elect, in the aggregate, a majority or more of directors of the Corporation) or by applicable law, at any annual or special meeting of the stockholders the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation (including a Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred

Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation).

(d) Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(e) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

(f) Upon the effectiveness of the filing of the Certificate of Conversion of MagnaChip Semiconductor LLC to the Corporation and this Certificate of Incorporation, (i) each Common Unit of MagnaChip Semiconductor LLC (the “Common Units”) will be converted into 1/8th fully paid and nonassessable shares of Common Stock without any action required on the part of the former holders of such Common Units (with any resulting fractional shares from the conversion being rounded up to the nearest whole share on a book-entry account by book-entry account basis). The Certificate of Conversion and this Certificate of Incorporation shall become effective at 12:30 p.m. Eastern Time on March 10, 2011.

ARTICLE FIFTH

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.

(b) The number of directors shall initially be seven (7) and, thereafter, shall be fixed from time to time exclusively by the Board of Directors.

(c) The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE SIXTH

(a) On or after the closing date of the first sale of the Corporation’s Common Stock (which may be evidenced by depositary shares) pursuant to a firmly underwritten registered public offering (the “IPO”), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. At all times prior to such IPO, any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the actions so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. All such consents shall be filed with the Secretary of the Corporation and shall be maintained in the corporate records. Prompt notice of the taking of a corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE SEVENTH

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly empowered to adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend, alter or repeal the Bylaws of the Corporation. Any adoption, amendment, alteration or repeal of the Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE EIGHTH

No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended.

If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or amendment of this Article EIGHTH by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article EIGHTH will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

ARTICLE NINTH

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation) in any manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and all rights, preferences and privileges herein conferred upon stockholders, directors or any other person by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, and in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of, this Article NINTH, Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH or Article TENTH.

ARTICLE TENTH

Non-employee directors of the Corporation and each non-employee stockholder holding, together with its Affiliates, more than five percent (5%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and their Affiliates (collectively, the “Non-Employee Directors and Stockholders”): (a) may have participated, directly or indirectly, and may continue to participate (including, without limitation, in the capacity of investor, manager, officer and employee) in businesses that are similar to or compete with the business (or proposed business) of the Corporation; (b) may have interests in, participate with, aid and maintain seats on the board of directors of other such entities; and (c) may develop opportunities for such entities (collectively, the “Position”). In such Position, the Non-Employee Directors and Stockholders may encounter business opportunities that the Corporation or its stockholders may desire to pursue. To the fullest extent permitted by Section 122(17) of the DGCL, the Non-Employee Directors and Stockholders and any of their respective officers, directors, agents, stockholders, members, partners, employees, affiliates or subsidiaries shall have no duty to refrain from engaging directly or indirectly in a corporate opportunity in the same or similar activities or line of business as the Corporation (and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns directly or indirectly 50 percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests (collectively, “Related Entities”)) engages in or proposes to engage in, and the Corporation, on behalf of itself and its Related Entities, renounces any interest or expectancy of the Corporation and its Related Entities in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to any of such persons or entities, even if the opportunity is one that the Corporation or its Related Entities might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. To the fullest extent permitted by Section 122(17) of the DGCL, the Non-Employee Stockholders and Directors and any of their respective officers, directors, agents, stockholders, members, partners, employees, affiliates or subsidiaries shall also have no obligation to the Corporation, the stockholders of the Corporation or to any other Person to present any such business opportunity to the Corporation before presenting and/or developing such opportunity with any other Persons, other than such opportunities specifically presented to any such Non-Employee Director or Stockholder for the Corporation’s benefit in his or her capacity as a Non-Employee Director or Stockholder of the Corporation. In any case where an opportunity is not specifically presented to a stockholder or director for the Corporation’s benefit, to the extent a court might hold that the pursuit of the opportunity for the benefit of a person other than the Corporation is a breach of a duty to the Corporation, the stockholders of the Corporation and the Corporation hereby waive any and all claims and causes of action that such stockholders and/or the Corporation believes that it may have for such activities. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TENTH. Neither the alteration, amendment or repeal of this Article TENTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article TENTH shall eliminate or reduce the effect of this Article TENTH in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article TENTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption. For purposes of this Article TENTH, “Affiliate” means any person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. For purposes of the definition of Affiliate, “control” means the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

ARTICLE ELEVENTH

The incorporator of the Corporation is John McFarland, whose mailing address is c/o MagnaChip Semiconductor, Inc., 20400 Stevens Creek Boulevard, Suite 370, Cupertino, CA 95014.

[Signature Page Follows]

The undersigned sole incorporator hereby acknowledges that the foregoing Certificate of Incorporation is the act and deed of such incorporator and that the facts stated therein are true.

Date: March 8, 2011	/s/ John McFarland
John McFarland, Sole Incorporator